EXHIBIT 10.19

MANAGEMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of the 31st day of August, 2014 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), EMERGING CTA PORTFOLIO L.P., a New York limited partnership (the “Partnership”) and PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP, a Delaware limited partnership (the “Advisor” or “Perella”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving capital appreciation, such trading to be conducted directly or through investment in PGM Master Fund L.P., a Delaware limited partnership (the “Master Fund”) of which CMF is the general partner and Perella is the advisor; and

WHEREAS, the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of May 1, 2012 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and

WHEREAS, the Advisor is registered as an investment adviser with the Securities and Exchange Commission (“SEC”), is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, including commodity futures, options on futures, spot and forward contracts, including foreign exchange forwards, foreign exchange swaps and non-deliverable foreign exchange forwards. The Advisor may also engage in other swap and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be (i) in accordance with the trading strategies and trading policies set forth in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated as of October 31, 2013, as supplemented (the “Memorandum”), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets as described herein. CMF has initially selected a variation of the program traded by PWP Global Macro Master Fund L.P., a Cayman Islands exempted limited partnership (the “PWP Global Macro Fund”), as described in Appendix A attached hereto (the “Program”), to manage the Partnership’s assets allocated to the Advisor. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses. The Advisor shall not be deemed to have custody of the Partnership’s assets.

(b) CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A. All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor may direct any and all trades in commodity futures and options to any futures commission merchant or independent floor broker listed on Appendix C or, with the prior written permission (by original, fax copy or email copy) of CMF, any other futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. The Advisor may enter into swaps and other derivative transactions permitted under Section 1(a) of this Agreement with any swap dealer listed on Appendix C or, with the prior written permission (by original, fax copy or email copy) of CMF, any other swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).

(c) The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A. In the event the Advisor wishes to use a trading system or methodology which the Advisor deems materially different than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF twenty days’ prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. The Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A or the Memorandum, as applicable, to be materially accurate. Further, the Advisor will provide the

Partnership with a current list of all commodity interests to be traded for the Partnership’s account, which will be attached as Appendix B to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management in substantially the form attached hereto as Schedule 1 together with all other matters deemed by the Advisor to be material changes to its business. The Advisor further agrees that it will use its commercially reasonable efforts to convert to U.S. dollars: (i) foreign currency balances (not required to margin positions denominated in a foreign currency) no less frequently than monthly and (ii) U.S. dollar equivalents in individual foreign currencies of more than $250,000 within one business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its officers, directors, employees and partners, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals, unless CMF reasonably determines that such disclosure is required in order to fulfill its reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order (including CFTC Rule 4.25). The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor and the trading systems and the trading methodology of the Advisor are property rights belonging to the Advisor and that they shall not use, other than as contemplated under this Agreement, and shall keep all such advice, systems and methodology confidential; provided, however, that CMF and the Partnership may include the description of the trading strategy in the Memorandum provided by the Advisor.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and, subject to the second, third and last sentences of Section 1(f) below, apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) The Advisor acknowledges and agrees that CMF may, from time to time, in its absolute discretion, select additional trading advisors in respect of the assets of the Partnership and, subject to the second, third and last sentences of this Section 1(f), reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF acknowledges and agrees, on behalf of itself and the Partnership, that any such instructions can have a detrimental effect on the performance of the Partnership. CMF will use its best efforts to give five business days’ prior notice to the Advisor of any reallocations or liquidations.

(g) The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its commercially reasonable efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee (“Incentive Fee”) payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1.5% (1.5% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1.5% and dividing the result thereof by 12).

(b) “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. No Incentive Fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading. Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d) Quarterly Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly Management Fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The Advisor shall bear its own expenses (including without limitation expenses related to the Advisor’s office space and utilities, and secretarial, clerical and other personnel). The Partnership shall bear all of the expenses incurred in connection with its trading activities in accordance with Section 7(e) of the Partnership Agreement.

(f) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and partners may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and partners shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership other than the strategies or methods customarily employed by it for similarly situated clients or accounts and that it will not knowingly or deliberately favor any client or account managed by it over the Partnership in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) CMF on its own behalf and on behalf of the Partnership acknowledges that the Advisor and/or its officers, directors, employees and partners presently act, and it is agreed that they may continue to act, as advisor for other clients and accounts managed by them, and may continue to receive compensation with respect to services for such clients and accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of the PWP Global Macro Fund as shall be reasonably requested by CMF in writing. CMF, on behalf of itself and the Partnership, acknowledges and agrees that the Program is a variation of the program traded by the PWP Global Macro Fund and that, as a result, the performance of such portion of the Partnership that is managed by the Advisor may differ from that of the PWP Global Macro Fund in any particular month, and it is likely to underperform or outperform the PWP Global Macro Fund in medium to long-term horizons. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until June 30, 2015. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon written notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ written notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 25% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Partnership Agreement or the Memorandum, as they may be changed from time to time, upon prior written notice to the Advisor; (viii) the Advisor merges, consolidates with an unaffiliated person, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) Maria Vassalou dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control or is otherwise not managing the Program; (x) subject to Section 7(a)(iii) hereof, the Advisor’s registration with the SEC, its registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF: (i) at any time after June 30, 2015 or (ii) if either CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may terminate this Agreement by giving not less than 10 days’ written notice to CMF if: (i) the Advisor reasonably believes that CMF or the Partnership has contributed or may contribute to any material operational, business or reputational risk to the Advisor or the Advisor’s affiliates; (ii) there is a change to the Partnership Agreement (including without limitation Section 16 of the Partnership Agreement) or to the trading policies described in either the Partnership Agreement or the Memorandum that materially affects the Advisor’s rights or obligations under this Agreement or (iii) the PWP Global Macro Fund and other accounts pursuing the Program are being terminated. The Advisor may elect to immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended. CMF agrees to notify the Advisor if either CMF or the Partnership agrees to merge or consolidate with an unaffiliated person, agrees to sell a substantial portion of their respective assets, or becomes bankrupt or insolvent.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding (collectively, the “Losses”) if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. CMF and the Partnership agree to promptly notify the Advisor of any amendment to Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the Losses actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any Losses as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any Losses incurred in connection therewith.

(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its affiliates, principals, officers, directors, employees and partners and the term “CMF” shall include the Partnership.

(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any Losses actually and reasonably incurred by them (A) as a result of the material breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (x) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (y) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any Losses as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, employees and partners unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any Losses incurred in connection therewith.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF by authorized persons of the Advisor, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Memorandum, or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25. The Advisor’s performance tables have been examined by an independent certified public accountant and the report thereon has been provided to CMF. The Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, is registered as an investment adviser with the SEC, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement. The Advisor may de-register as a commodity trading advisor if an exemption from CFTC, exchange and swap execution facility position limit aggregation rules is available which would not require the Advisor to be registered as a commodity trading advisor, provided that the Advisor has obtained CMF’s prior written consent to such deregistration.

(iv) The Advisor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii) At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the reasonable request of CMF to promptly provide CMF with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate in all material respects.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) By entering into or performing this Agreement, CMF and the Partnership will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which either is a party or by which either is bound.

(v) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii) The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

(viii) The Partnership is not a Benefit Plan Investor, as defined below. For these purposes, a “Benefit Plan Investor”, as defined under Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any regulations promulgated thereunder, includes (a) an “employee benefit plan” that is subject to the provisions of Title I of ERISA; (b) a “plan” that is not subject to the provisions of Title I of ERISA, but that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, such as individual retirement accounts and certain retirement plans for self-employed individuals; and (c) a pooled investment fund whose assets are treated as “plan assets” under Section 3(42) of ERISA and any regulations promulgated thereunder because “employee benefit plans” or “plans” hold 25% or more of any class of equity interest in such pooled investment fund. The Partnership agrees to notify the Advisor promptly in writing if there is any change in the percentage of the Partnership’s assets that are treated as “plan assets” for the purpose of Section 3(42) of ERISA and any regulations promulgated thereunder.

(ix) The Partnership is an “accredited investor” under Regulation D promulgated under the Securities Act of 1933, as amended.

(x) CMF and the Partnership are aware of the highly speculative nature of and risk of loss inherent in the transactions contemplated by this Agreement. CMF and the Partnership have consulted with their own advisors and understand the legal and tax requirements regarding the transactions to be made pursuant to this Agreement.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any material suit, action or proceeding involving the Advisor or any of its principals, officers or senior employees, regardless of whether such suit, action or proceeding also involves CMF. The Advisor will also promptly notify CMF of the commencement of any material investigation (other than routine audits, inquiries, examinations and sweeps) by any U.S. or non-U.S. federal, state or local governmental agency or authority (including, but not limited to, the SEC, the CFTC or any state commission) or self-regulatory organization (each, a “Governmental Authority”) which involves the Advisor or any of its principals, officers or senior employees (including, but not limited to, any investigation or notice concerning the violation, or potential violation, of position limits), regardless of whether such investigation also involves CMF, in each case in which an adverse decision could (i) adversely affect the Advisor’s ability to comply with or perform the Advisor’s obligations under the Agreement and/or (ii) result in a material adverse change in the Advisor’s condition, financial or otherwise, business or prospects and/or (iii) have a materially adverse impact on the reputation of the Advisor and/or any of its affiliates, CMF, the Partnership, Morgan Stanley Investment Management Inc., Morgan Stanley Smith Barney Holdings LLC, Morgan Stanley Smith Barney LLC, Morgan Stanley & Co. LLC and/or Morgan Stanley.

(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. When engaging any service providers to the Partnership, CMF shall request such service provider to cooperate with the Advisor in its performance of its duties under this Agreement. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

9. COMPLETE AGREEMENT. This Agreement (and its Appendices) constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement (including requests for approval) as well as any approvals given under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue, 14th Floor

New York, New York 10036

Attention: Patrick Egan

Email: patrick.egan@morganstanley.com

If to the Advisor:

Perella Weinberg Partners Capital Management LP

767 Fifth Avenue

New York, New York 10153

Attention: General Counsel

Email: compliance@pwpartners.com

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Alper Daglioglu

Alper Daglioglu President and Director

EMERGING CTA PORTFOLIO L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By	/s/ Alper Daglioglu

Alper Daglioglu President and Director

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By	/s/ Aaron Hood

Name: Aaron Hood
Title: Authorized Person

Appendix A

The principal investment objective of this strategy is to achieve attractive absolute returns across diverse market environments by investing in a global diversified portfolio of derivatives on broad-based equity indices, currencies, sovereign debt and commodities. The strategy generally seeks to accomplish its objective by investing primarily in major equity index futures (including, but not restricted to, futures on equity indices across Europe, Asia Pacific and North America), major liquid currencies (through forward foreign currency contracts), major commodity futures, highly rated sovereign debt futures (including, but not restricted to, U.S. Treasuries, German Bunds and Canadian bonds) and short-term deposit futures (including, but not restricted to, futures on Eurodollar, Euribor, Sterling and Euroyen).

The strategy is based on fundamental predictive relationships of asset returns and macroeconomic factors and implemented in a systematic investment framework. The strategy has been developed over 20 years of research and implementation experience. The Advisor focuses on developed markets and expects that the instruments described above will be liquid.

The strategy seeks to target a 10% annualized volatility over the long-term. In the short-term, the strategy’s realized volatility may fluctuate due to market conditions and risk level of the portfolio. The target volatility of the strategy is intended as a measure of risk taken by the portfolio and reflects the degree to which the strategy’s returns will move. Volatility is defined as the standard deviation of returns over a certain period. The strategy seeks to achieve this by estimating the volatility of the portfolio and adjusting the portfolio exposures and position sizing accordingly to target 10% volatility. For the Partnership’s account that is traded by the Advisor, the Advisor will generally target a 15% annualized volatility over the long-term. To achieve the 15% target volatility for the Partnership’s account, the Advisor will adjust the parameters to reflect the modified target volatility and the portfolio construction process will adjust accordingly to achieve the 15% volatility level. It is also at the discretion of the Advisor to manage the Partnership’s account at a lower volatility level over short time periods if warranted by market conditions or other discretionary considerations. If the Advisor manages the Partnership’s account at lower volatility level for a period of time, the average annualized volatility realized may result in a level lower than the 15% target.

A-1

Appendix B

Commodity Interests to be Traded by Perella Weinberg Partners Capital Management LP

on Behalf of Emerging CTA Portfolio L.P.

Trader Market Code	Exchange	Market Description
JPY Curncy	#N/A	JAPANESE YEN
AUD Curncy	#N/A	AUSTRALIAN DOLLAR
ZAR Curncy	#N/A	S. AFRICAN RAND
GBP Curncy	#N/A	BRITISH POUND
CHF Curncy	#N/A	SWISS FRANC
EUR Curncy	#N/A	EURO
MXN Curncy	#N/A	MEXICAN PESO
CAD Curncy	#N/A	CANADIAN DOLLAR
CFA Index	Euronext Derivatives Paris	CAC40 10 EURO FUT (40 Euronext Paris)
STA Index	Borsa Italiana (IDEM)	S&P/MIB IDX FUT (Broad Italian)
Z A Index	LIFFE	FTSE 100 IDX FUT (100 LSE)
GXA Index	Eurex	DAX INDEX FUTURE (30 German)
QCA Index	OMX Nordic Exchange Stockholm	OMXS30 IND FUTURE (30 Swedish)
EOA Index	Euronext Derivatives Amsterdam	AMSTERDAM IDX FUT (leading Dutch)
XPA Index	ASX Trade24	SPI 200 FUTURES (200 Australia)
NKA Index	Osaka Exchange	NIKKEI 225 (OSE) (225 Japanese)
TPA Index	Osaka Exchange	TOPIX INDX FUTR (Tokyo Stock Exchange)
HIA Index	Hong Kong Futures Exchange	HANG SENG IDX FUT (Hong Kong)
ESA Index	Chicago Mercantile Exchange	S&P500 EMINI FUT
NQA Index	Chicago Mercantile Exchange	NASDAQ 100 E-MINI
FAA Index	Chicago Mercantile Exchange	S&P MID 400 EMINI
RTAA Index	ICE Futures US Indices	Russell 2000 Mini

B-1

Trader Market Code	Exchange	Market Description
EDA Comdty	Chicago Mercantile Exchange	90DAY EURO$ FUTR
ERA Comdty	LIFFE	3MO EURO EURIBOR
L A Comdty	LIFFE	90DAY STERLING FUTR
YEA Comdty	Tokyo Financial Exchange	3MO EUROYEN TFX FUTR
GCA Comdty	Commodity Exchange, Inc.	GOLD 100 OZ FUTR
CLA Comdty	New York Mercantile Exchange	WTI CRUDE FUTURE
HGA Comdty	Commodity Exchange, Inc.	COPPER FUTURE
C A Comdty	Chicago Board of Trade	CORN FUTURE
DUA Comdty	Eurex	German 2yr futures
OEA Comdty	Eurex	German 5yr futures
RXA Comdty	Eurex	German 10yr futures
CNA Comdty	Montreal Exchange	Canada 10yr futures
TUA Comdty	Chicago Board of Trade	US 2yr futures
FVA Comdty	Chicago Board of Trade	US 5yr futures
TYA Comdty	Chicago Board of Trade	US 10yr futures

B-2

Appendix C

Morgan Stanley & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc

Citibank N.A.

Nomura Securities International Inc

Scotia Capital Inc.

C-1

Schedule 1

•	Monthly reports for investors in the PWP Global Macro Fund

•	Monthly gross RoR for the Partnership

(Please see attached)

S-1

Manager Factsheet

Kindly provide answers to the following questions:

Firm Information

1) Please state the complete name of your firm.	Perella Weinberg Partners Capital Management

2) Please state the year in which the firm was founded.	2006

3) Please identify the jurisdiction in which the firm was formed.

4) Please state the location of your firm’s primary office.	New York

5) Please state the location of any secondary offices, and their purpose.	London, San Francisco, Denver, Abu Dhabi, Dubai

6) Please state the current headcount of your firm.	403 employees

7) Please state the current Assets Under Management (“AUM”) of your firm.	$11.7 billion as of June 1, 2014

8) Please state the breakdown between Hedge Fund and other AUM (stating the types of funds represented by other AUM, if applicable).	Hedge funds: $2.2 billion Private equity: $3.9 billion Outsourced CIO: $5.6 billion

9) Please identify the owners of the firm, and their respective ownership percentages.

Perella Weinberg Partners Group LP (“Perella Weinberg Partners” or “PWP”) is an independent, privately-owned financial services firm founded in 2006. PWP’s partners (“Partners”) have significant experience and tenure in the financial services industry and collectively own approximately 80% of PWP. The Partners share a common vision based on integrity, professionalism and trust, along with a commitment to serving clients’ interests first.

Perella Weinberg Partners raised $1.2 billion from a group of global strategic investors (the “Strategic Investors”) to establish its operations and form an investment fund (the “Investment Fund”) that invests in the various investment strategies established by PWP in its Asset Management business, Perella Weinberg Partners Capital Management LP (“PWPCM” or the “Firm”). The Strategic Investors own the remaining ~20% of PWP.

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10) Please identify any family relationships amongst the firm’s employees (as well as between firm employees, and non-employees providing services to the firm or its funds).	N/A

11) Please state any regulatory registrations held by your firm (e.g. SEC, CFTC, NFA, FINRA, FCA (United Kingdom), SFC (Hong Kong), MAS (Singapore)).

PWPCM has been registered under file number 801-67735 as an “investment adviser” with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Investment Advisers Act of 1940 since April 2007.

PWPCM is not registered as a broker-dealer with the Financial Industry Regulatory Authority (“FINRA”); however, Perella Weinberg Partners provides investment banking services in the United States and Europe through a wholly-owned subsidiary, Perella Weinberg Partners LP (“PWPLP”), a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of FINRA and Securities Investor Protection Corporation. Additionally, Perella Weinberg Partners provides investment banking services in the United Kingdom and Europe through subsidiaries, including, among others, Perella Weinberg Partners UK LLP (“PWP-UK”), an entity authorized and regulated in the United Kingdom by the Financial Conduct Authority.

Both PWPLP and PWP-UK: (1) operate primarily to facilitate the activities of Perella Weinberg Partners’ corporate advisory business; (2) generally do not engage directly in the sale of securities; and (3) do not have custody or clearing operations.

12) Please identify any civil, criminal or regulatory proceedings or lawsuits to which your firm or its officers has been a party or which are pending (as either plaintiff or defendant).	To the best knowledge of the Firm, as of the date of this Due Diligence Request, there have been no regulatory, administrative, civil or criminal suits or proceeding pending, on appeal or concluded against any member of the Firm relating to investment advisory services within the last six years that (i) are in the opinion of the Manager acting reasonably and in good faith, material to the operation of the Fund or the Manager or (ii) that allege fraud or securities law violations of a material nature by the Firm or its officers.

Strategy Information (Only Applicable if PWP is tracking an existing strategy where the Manager has a comingled vehicle)

13) Please state the complete name of the Fund.	N/A

14) Please state the year in which the Fund was founded.	N/A

15) Please identify the jurisdiction in which the Fund was formed.	N/A

16) Please state the current AUM of the Fund.	N/A

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17) Please state the frequency with which redemptions are permitted from the Fund.	N/A

18) Please state the fees to which investors in the Fund are subject.	N/A

19) Please state the frequency with which the Fund’s Net Asset Value (“NAV”) is calculated.	N/A

20) Please state the name of the Fund’s custodians, prime brokers, any ISDA counterparties and FCMs	N/A

Firm and Strategies/Fund Operations Information

21) Please identify who at the firm is responsible for overseeing back- office operations (COO, CFO etc).	Aaron Hood is the Chief Financial Officer. Prior to serving as Perella Weinberg Partners’ Chief Financial Officer, Mr. Hood was the Chief Operating Officer of the Firm’s Asset Management business. Prior to joining Perella Weinberg Partners, Mr. Hood was a Vice President in Morgan Stanley’s Leveraged Finance Group where he covered energy, power and transportation clients and a former Associate in Morgan Stanley’s Investment Banking Group.

22) Please state the current headcount devoted to back-office operations.	Fund Accounting & Operations: 25 Finance & Administration: 15

23) Please identify key trade operations and fund accounting systems.	Trades are directed through the Firm’s centralized trading desk with the guidance of Chip Krotee, the Firm’s Head Trader. Trades are initiated by the Portfolio Manager and are sent via email to our centralized trading desk, which confirms receipt by return email. Trades are then entered into the Eze Castle/Pulse Order Management System (“OMS”) by our traders, and where possible, sent via FIX to a broker for execution. Reports are returned electronically from the broker until the order is filled. We require each broker to confirm all final executions (or outstanding orders as the case may be) on trade date. Omgeo’s Oasys and CTM pre-matching and allocation tool is used to confirm and allocate U.S. and international equity executions, respectively, on trade date. The OMS creates trade files which are sent daily to the Fund’s Prime Brokers and Administrator.

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24) Please describe cash transfers controls and procedures.

Cash relating to investor transactions is managed via an account controlled by the Administrator. Following documentation and KYC/AML approval by the Administrator, the CFO and Product Controller direct the Administrator to move monies to the appropriate prime broker account or to pay redemptions. The prime broker account instructions are set up with the Administrator as standing instructions. Wires from the Administrator require three individuals to enter, approve and release using JPMorgan ACCESS, a web-based treasury application. Cash movements for operating expenses or relating to trades are generally processed via web-based applications offered by the Fund’s Prime Brokers. Where possible, standard instructions are maintained within those applications. For wires in excess of $100,000, the Prime Broker applications require three individuals to enter and release wires; two individuals are required for wires below the threshold. Individuals with authority to release wires include the Chief Financial Officer, Chief Accounting Officer, a Director of Fund Accounting and a Director of Operations.

Management company expenses are generally paid using JPMorgan ACCESS and require two individuals to enter and release transactions. Individuals with authority to release transactions include the CFO and the Controller of Perella Weinberg Partners Group LP

25)   Please state the percentage of non-exchange-listed or illiquid assets currently in the Fund’s portfolio, and how these assets are priced (if applicable, please state the name of any external valuation agents involved in valuing the Fund’s portfolio, and describe their role in the process).

N/A

26) Have there been any NAV restatements in the Firm’s history? If so, please explain the circumstances.	No.

27) Please state whether any of the firm’s Funds audited annual financial statements have ever received a qualified opinion (explaining the circumstances, if applicable).	No.

28) Please state whether the firm maintains a Business Continuity and Disaster Recovery Plan, and if so, whether the plan is periodically tested.	The Firm maintains a Business Continuity and Disaster Recovery Plan.

29) Do you have a program to periodically review the cybersecurity risks of your business applications and systems?	Yes.

Form Completion

30) Please identify the person at your firm responsible for completion of this form.	Jody Shechtman

31) Please state the date on which this form was completed.	July 30, 2014

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